UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 26, 2008

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THE BANKER’S STORE, INC

 (Exact name of registrant as specified in its charter)

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New York	22-3755756
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

1535 Memphis Junction Road,  Bowling Green, KY 42101

(Address of Principal Executive Office) (Zip Code)

(270) 781-8453

 (Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The Banker’s Store, Inc. (the Company) conducted a board of directors meeting in two parts initiated at 7:00 pm via telephone August 26, 2008 and subsequently followed up at 7:00 pm on August 29, 2008.  The details of these two meetings are in the following paragraphs.

Item 2.01

Completion of Acquisition or Disposition of Assets

(a)  On August 26, 2008 at a meeting of the Board of Directors, an agreement was approved for the servicing, subcontracting and assignment of rights to certain assets of AFC Holdings, Inc., (“Parent”) a corporation organized under and pursuant to the laws of the State of Florida, Engage Technologies, Inc., a wholly owned subsidiary of Parent and a corporation organized under and pursuant to the laws of the State of Florida, AFC Systems, Inc., a wholly owned subsidiary of Parent and a corporation organized under and pursuant to the laws of the State of Florida; and The Banker’s Store, Inc., a corporation organized under and pursuant to the laws of the State of New York.

The agreement allowed The Banker’s Store, Inc. to subcontract the Work In Process; the servicing of clients/customers; and the assignment of rights to certain assets, as well as the future accounts receivable as of the date of the signing of the contract.  This arrangement is pursuant to an agreement signed by both parties on August 19, 2008.

See attached Agreement for specifics.

(b)  In an effort to increase the flexibility of The Banker’s Store, Inc., the Company has acquired Leep Industries, Inc., a Nevada corporation, for 1,000,000 shares of common stock, or $1,000.    Leep Industries does not have any operations as yet, but has 70,000,000 shares of common stock authorized and  5,000,000 shares of preferred stock.    The board of directors and officers of The Banker’s Store, Inc. were elected to populate the board of Leep Industries.

 Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(a)  On August 29, 2008, David Nail, 50, was named Chief Financial Officer of the Company and it’s subsidiaries.  Mr. Nail was formerly the CFO/COO for Engage Technologies, Inc., a private company located in Tampa, Florida since 2005.  Engage was a Security Systems Integrator specializing in access control and financial markets with annual sales of $15 million per year and over 800 customers.  Within the capacity of Chief Financial Officer, Mr. Nail will also assume the position of Chief Accounting Officer and Treasurer of The Banker’s Store, Inc.    Prior to his tenure at Engage, Mr. Nail was the Vice President of Finance at Liquidmetal Technologies, Inc. (OTC:LQMT) from 2001 until 2004.  Mr. Nail does not have any other relationship with the Company.

(b)   On August 26, 2008, at a meeting duly facilitated by the board of directors, Steve Wilson was elected as board member.  Mr. Wilson, age 61, has an effective sales and management record, backed by educational qualifications, technical knowledge, and a broad experience with a wide range of products and services.  Currently, Mr. Wilson is the President and Co-Owner of Blueworx Technology Innovations, LLC, a international research & development, and manufacturing company for new technology energy-efficient high torque electric motors and environmental systems adaptations.  Prior to his current position, Mr. Wilson was a Director and Development Consultant and Sales Manager for United American Financial Corporation/First American Financial Corporation, a bank holding and diversified financial services company located in Missouri, Kentucky, Tennessee, Indiana, and Ohio.  Mr. Wilson does not have any other relationship with the Company.

(c)   It has been ratified in the most recent Board of Directors meeting that the President and the Chief Financial Officer should be compensated based on the increase in size and scope of the Company.   The President, Cynthia A. Hayden will be compensated at $95,000 annually.  The Chief Financial Officer, David Nail, will be compensated at $125,000 annually.

Item 8.01

Other Events

(a)  It is in the best interest of the Company to permit specific direct funding for certain business enterprises, specifically green energy and eCommerce opportunities.  On August 29, 2008 the board of directors of the Company authorized the creation of “B” series common stock in order to facilitate this funding.

(b)  Due to the recent agreement for servicing, subcontracting, and the assignment of certain rights to certain assets which will require specific licenses, these being a general contractor’s license and an electrical contractor’s license for low voltage, the Company has taken steps to establish two new subsidiary companies, one for each license, in order to not expose the Company while providing necessary insurance and employee opportunity.

(c)   ZBI of Michigan, Inc. (ZBI) and Woodmoor Associates, LLC (Woodmoor), consultants to the Company, have been instrumental in consummating the Agreement with AFC Holdings, Inc., Engage Technologies, Inc. and AFC Systems, Inc.  It has therefore, been ratified by the Board of Directors to compensate ZBI and Woodmoor in two forms.  The first is a cash payment of $20,000 and the second is authorizing the issuance of 2,000,000 share of preferred stock convertible one share of preferred into four common stock upon completion of successful transition of the businesses subject to the Agreement.

Item 9.01 Financial Statements and Exhibits

99.1	Agreement with AFC Holdings, Inc., Engage Technologies, Inc., and AFC Systems, Inc. and The Banker’s Store, Inc. dated August 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BANKER’S STORE, INC.

By:	/s/ Cynthia A. Hayden
Cynthia A. Hayden President

Date:  September 4, 2008